Exhibit (a)(5)(H)

Day One Completes Acquisition of Mersana Therapeutics

Acquisition expands Day One’s pipeline with clinical-stage antibody drug conjugate (ADC) emiltatug ledadotin (Emi-Le) targeting rare cancer adenoid cystic carcinoma (ACC)

BRISBANE, Calif., JANUARY 6, 2026 – Day One Biopharmaceuticals, Inc. (Nasdaq: DAWN) (“Day One”), a biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced the successful close of its acquisition of Mersana Therapeutics, Inc., (NASDAQ: MRSN) (“Mersana”) following completion of all conditions of the tender offer to acquire all outstanding shares of Mersana at a price of $25 per share in cash, plus one non-tradable contingent value right (“CVR”) per share to receive certain potential milestone payments of up to an aggregate of $30.25 per CVR in cash.

“This acquisition of Mersana is a strategic fit with Day One’s mission and ambitions, allowing us to continue to expand into adult oncology while maintaining a focus on rare cancers. With promising early clinical data, Emi-Le represents a potentially transformative advancement in the treatment of ACC, and we will leverage our distinct capabilities to rapidly develop the asset and pursue registration to reach patient communities who have no approved therapies today,” said Jeremy Bender, Ph.D., chief executive officer of Day One. “Building on the strong momentum of OJEMDA in the market and our continually progressing pipeline, this acquisition strengthens our overall position to expand our impact on patient communities while delivering sustainable business growth.”

Through this acquisition, Day One has added a second novel ADC to the company’s clinical pipeline. Emi-Le (emiltatug ledadotin) represents an innovative and differentiated ADC directed against B7-H4, a well-characterized target in certain cancers including adenoid cystic carcinoma (ACC), a challenging rare cancer usually arising within the salivary gland with a clear unmet medical need. For additional background on Emi-Le and the acquisition, please read the announcement press release and view Day One’s investor presentation.

Terms of the Acquisition

Day One has acquired all outstanding shares of Mersana common stock at a price of $25 per share in cash, plus one non-tradable CVR per share to receive certain potential milestone payments of up to an aggregate of $30.25 per CVR in cash, for total consideration of up to $55.25 per share in cash. The CVR is payable subject to certain terms and conditions of achievement of specified milestones.

The tender offer expired as scheduled at one minute following 11:59 p.m., Eastern Time, on January 5, 2026 (the “Expiration Date”). The depositary for the tender offer, Computershare Trust Company, N.A., advised Day One that, as of the Expiration Date, a total of 3,029,135 shares of Mersana common stock were validly tendered and not validly withdrawn pursuant to the tender offer, representing 60.57% of the outstanding shares of Mersana common stock and satisfying the minimum condition to consummate the tender offer. All of the conditions of the tender offer having been satisfied, Day One accepted for payment all such tendered shares, and following a statutory merger under Section 251(h) of the Delaware General Corporation Law on January 6, 2026, Mersana became a direct wholly owned subsidiary of Day One. All remaining shares of Mersana common stock that were not tendered in the tender offer were converted into the right to receive the same per share consideration as shares that were tendered in the tender offer, as described above. With the completion of the acquisition, Mersana’s common stock will cease to trade on the Nasdaq stock exchange prior to market open on January 6, 2026 and Mersana’s common stock will be delisted from Nasdaq.

Advisors

Gordon Dyal & Co., LLC acted as the exclusive financial advisor to Day One, with Fenwick & West LLP serving as legal counsel. TD Cowen acted as financial advisor to Mersana, with Wilmer Cutler Pickering Hale and Dorr LLP serving as legal counsel.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a commercial-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. The Company was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. Inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan, Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important targeted cancer treatments. Day One’s pipeline includes tovorafenib (OJEMDA™), DAY301, and following the January 2026 acquisition of Mersana Therapeutics, Emi-Le (emiltatug ledadotin), a novel antibody drug conjugate (ADC) targeting the B7-H4 protein in clinical development to treat the rare cancer adenoid cystic carcinoma (ACC).

Day One is based in Brisbane, California. For more information, please visit www.dayonebio.com or find Day One on LinkedIn or X.

Day One uses its Investor Relations website (ir.dayonebio.com), its X handle (x.com/DayOneBio), and LinkedIn Home Page (linkedin.com/company/dayonebio) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements, including, but not limited to: Day One’s plans to develop and commercialize cancer therapies and its pipeline, including the ability of Emi-Le to treat ACC or other cancers, statements regarding the payment and timing of payment of the offer to former Mersana common stockholders, the ability and timing of delisting of Mersana common stock, and the ability to achieve any milestones under the CVR within the milestone payment period under the CVR. Statements including words such as “believe,” “plan,” “continue,” “expect,” “will,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the consummation of the acquisition on the market price of Day One’s common stock and/or operating results; significant transaction costs; unknown liabilities; Day One’s ability to develop, obtain and retain regulatory approval for or commercialize any product candidate; Day One’s ability to protect intellectual property; the potential impact of global business or macroeconomic conditions, including as a result of inflation, rising interest rates, instability in the global banking system, geopolitical conflicts and the sufficiency of Day One’s cash, cash equivalents and investments to fund its operations. These forward-looking statements speak only as of the date hereof and Day One specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

DAY ONE MEDIA

media@dayonebio.com

DAY ONE INVESTORS

LifeSci Advisors, PJ Kelleher

pkelleher@lifesciadvisors.com

# # #